UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 7, 2007
Date of report (Date of earliest event reported)
PepsiAmericas, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15019 (Commission File Number)	13-6167838 (IRS Employer Identification No.)
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 661-4000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On June 7, 2007, PepsiAmericas, Inc. and PepsiCo, Inc. reached agreement to jointly acquire 80 percent of Sandora, LLC, the leading juice company in Ukraine, for a total purchase price of $542 million plus assumed debt. PepsiAmericas and PepsiCo will acquire the 80 percent interest in Sandora through a new joint venture in which PepsiAmericas will hold a 60 percent interest. Leveraging the capabilities and experience of the Sandora team, PepsiAmericas will manage the day-to-day operations of the business, while PepsiCo will oversee the brand development. The joint venture has the right to purchase the remaining 20 percent interest in Sandora, and Sandora has the right to require the joint venture to purchase such interest, beginning in November 2007. The transaction, expected to close in the third quarter of 2007, is subject to customary regulatory approvals.
     PepsiCo is considered a related party due to the nature of its franchise relationship with PepsiAmericas and PepsiCo’s ownership interest in PepsiAmericas. As of fiscal year end 2006, PepsiCo beneficially owned approximately 44 percent of PepsiAmericas’ outstanding common stock. During fiscal year 2006, approximately 90 percent of PepsiAmericas’ total net sales were derived from the sale of PepsiCo products. PepsiAmericas and PepsiCo have entered into transactions and agreements from time to time, and expect to enter into additional transactions and agreements in the future.
     On June 7, 2007, PepsiAmericas issued a press release regarding this acquisition, which appears as Exhibit 99 to this report. Such press release is incorporated by reference in response to this Item 1.01.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
Press release dated June 7, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2007	PepsiAmericas, Inc.
	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99	Press release dated June 7, 2007.

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